[FHLBank Atlanta logo]

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT: Sharon Cook

Federal Home Loan Bank of Atlanta

scook@fhlbatl.com

(404) 888-8173

Federal Home Loan Bank of Atlanta Announces Third Quarter 2011 Operating Highlights

ATLANTA, October 27, 2011 - Federal Home Loan Bank of Atlanta (the Bank) today released unaudited financial highlights for the quarter ended September 30, 2011. The Bank will announce full unaudited financial results in its Form 10-Q filing with the Securities and Exchange Commission, which is expected to be filed on or about November 10, 2011.

The Bank reported net income of approximately $32 million for the third quarter 2011, a decrease of approximately $42 million from net income of approximately $74 million for third quarter 2010. As of September 30, 2011, the Bank had total assets of approximately $118.9 billion, a decrease of $13 billion, or 9.82 percent, from December 31, 2010.

The Bank's retained earnings balance was approximately $1.2 billion as of September 30, 2011, an increase of approximately $79 million, or 7.02 percent, from December 31, 2010. Capital stock decreased from approximately $7.2 billion at December 31, 2010 to approximately $5.9 billion at September 30, 2011.

The Bank's third quarter 2011 performance resulted in an annualized return on equity (ROE) of 1.78 percent as compared to 3.71 percent for third quarter 2010. The ROE spread to average three-month LIBOR decreased to 1.48 percent for the third quarter 2011 compared to 3.32 percent for the third quarter 2010.

Federal Home Loan Bank of Atlanta

Financial Highlights

(Unaudited)

(Dollars in millions)

Statements of Condition	As of September 30, 2011	As of December 31, 2010
Investments	$ 41,204	$ 39,879
Advances, net	75,363	89,258
Mortgage loans held for portfolio, net	1,742	2,039
Total assets	118,852	131,798
Consolidated obligations, net	107,777	119,113
Total capital stock	5,910	7,224
Retained earnings	1,203	1,124
Accumulated other comprehensive loss	(317)	(402)
Total capital	6,796	7,946
Capital-to-assets ratio (GAAP)	5.72%	6.03%
Capital-to-assets ratio (Regulatory)	6.25%	6.74%

	Three Months Ended September 30,
	2011	2010
Net interest income	$115	$138
Net impairment losses recognized in earnings	(19)	(14) (1)
Noninterest (loss) income	(31)	9
Total noninterest expense	29	32
Total assessments	4	27
Net income	32	74
Return on average assets	0.10%	0.21%
Return on average equity	1.78%	3.71%

Additional financial information concerning the Bank's results of operations for the most recently completed quarter will be available in the Bank's Form 10-Q scheduled to be filed on or about November 10, 2011 with the Securities and Exchange Commission and will be available at www.fhlbatl.com or www.sec.gov.

* * * *

About the Federal Home Loan Bank of Atlanta

FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System which since 1990 has contributed more than $4 billion to the Affordable Housing Program.

For more information visit our website at www.fhlbatl.com.

Some of the statements made in this announcement are "forward-looking statements," which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by the forward-looking statements.

The forward-looking statements may not be realized due to a variety of factors, including without limitation legislative and regulatory actions, changes or approvals; future economic and market conditions (including the housing market and the market for mortgage-backed securities); changes in demand for advances or consolidated obligations of the Bank and/or the FHLBank System; changes in interest rates and prepayment speeds, default rates, delinquencies and losses on mortgage-backed securities; political, national and world events; and adverse developments or events affecting or involving other Federal Home Loan Banks or the FHLBank System in general. Additional factors that might cause the Bank's results to differ from these forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

New factors may emerge from time to time, and it is not possible for us to predict the nature, or assess the potential impact, of each new factor on our business and financial condition.  Given these uncertainties, we caution you not to place undue reliance on forward-looking statements. These statements speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise, except as may be required by law.

--END--